UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2020

Autoliv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Klarabergsviadukten 70, Section B, 7th Floor,

Box 70381,

SE-107 24, Stockholm, Sweden

(Address and Zip Code of principal executive offices)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value	ALV	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On January 23, 2020, Autoliv, Inc. (the “Company”) entered into a new international assignment agreement (the “Agreement”) with Mr. Bradley Murray, President, Asia. The Agreement is effective as of April 1, 2020 (the “Effective Date”) and will terminate on December 31, 2020 (the “Assignment Period”), unless sooner terminated in accordance with its terms.

Pursuant to the terms of the Agreement, Mr. Murray will be paid an annual base salary of $424,414, a foreign service allowance of $222,119 and a target short-term incentive opportunity equal to 45% of his base salary. He will also be eligible to participate in the stock incentive plan, for international assignment benefits (including but not limited to tax preparation assistance), and to participate in defined benefit and defined contribution retirement and pension plans as he was eligible before the assignment. The Agreement provides that his income will be tax equalized between Japan and the United States according to the Company’s practices.

Pursuant to the Agreement, if the Company terminates Mr. Murray’s employment after the Effective Date for any reason other than for cause , then any restricted stock units (“RSUs”) and performance shares (“PSUs”) granted to him in February 2018 and February 2019 that remain outstanding as of the date of termination will be cancelled and he will receive: (i) a lump sum cash payment equivalent to the value of forfeited RSUs, calculated based on the Company’s share price on the date of termination (the “RSU Cash Payment”); and (ii) a lump sum cash payment equivalent to the value of the forfeited PSUs, if any, calculated based on the Company’s share price on the original vesting date and based on actual performance results. If the Company terminates Mr. Murray’s employment at the end of the Assignment Period, then any RSUs and PSUs granted to Mr. Murray in February 2020 that remain outstanding as of the date of termination will be forfeited and he will receive the RSU Cash Payment and PSU Cash Payment in respect thereof. In addition, for a period of 12 months following Mr. Murray’s termination of employment for any reason, the Company will subsidize Mr. Murray’s medical and dental benefits provided to local employees in the U.S. by continuing to pay the employer-portion of the premium costs.

Pursuant to the Agreement, Mr. Murray is prohibited from competing with the Company for a period of 12 months following his termination of employment for any reason other than a termination by the Company without cause. If the non-competition covenant becomes operative, then the Company will pay to Mr. Murray up to 12 monthly payments equal to the difference between Mr. Murray’s monthly gross salary as of the date of his employment termination and any lower salary earned by him in any new employment, if any. The aggregate monthly payments are limited to a maximum of 60% of the gross salary earned as of the date of his termination, and the Company will cease making payments once such aggregate amount has been reached.

The Agreement preserves Mr. Murray’s eligibility to receive his end-of-service payment of $800,000, payable in March 2021, subject to the original terms and conditions of the retention payment.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ending December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLIV, INC.

By:	/s/ Anthony J. Nellis
Name:	Anthony J. Nellis
Title:	Executive Vice President, Legal Affairs and General Counsel

Date: January 24, 2020